Exhibit 8(a)

                                  Subsidiaries

A. ASE Test, Inc., a corporation organized under the laws of the Republic of China;

B. ASE Test Holdings Ltd, a corporation organized under the laws of the Cayman Islands, and wholly-owned subsidiary, ISE Labs, Inc., a corporation organized under the laws of the State of California, U.S.A. ISE Labs, Inc. has four subsidiaries:

     (i) ISE Labs Hong Kong Limited, a corporation organized under the laws of Hong Kong S.A.R.;

     (ii) ASE Technology Pte Limited, a corporation organized under the laws of Singapore;

     (iii)ISE Technology, Inc., a corporation organized under the laws of the State of California, U.S.A.; and

     (iv) Digital Testing Services Inc., a corporation organized under the laws of the State of California, U.S.A.

C. ASE Test Finance Limited, a corporation organized under the laws of Mauritius.

D. ASE Holding (Singapore) PTE Ltd., a corporation organized under the laws of Singapore, and its wholly owned subsidiary, ASE Electronics (M) Sdn. Bhd, Inc., a corporation organized under the laws of Malaysia.